Exhibit 99.1

FAX NEWS RELEASE
For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 ◆ Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

NEWS For Immediate Release

THE MANITOWOC COMPANY, INC.
ENTERS INTO NEW RIGHTS AGREEMENT

MANITOWOC, Wis. – March 21, 2007 – The Manitowoc Company (NYSE: MTW) today announced that its Board of Directors has adopted a new Rights Agreement.  In connection with its approval of the Rights Agreement, the Board of Directors declared, to shareholders of record as of March 30, 2007, a dividend distribution of one right for each outstanding share of Common Stock of the Company.  The new rights replace similar rights that the Company issued under its Rights Agreement that expired on September 18, 2006.

Generally, the rights will be exercisable only if a person or group acquires 20% or more of the Company’s Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the Common Stock.  Each right, if it becomes exercisable, would entitle the holder to purchase from the Company one share of Common Stock at a purchase price of $220.00 per share, subject to adjustment as set forth in the Rights Agreement.  A summary of the rights and a copy of the Rights Agreement are included in the Company’s Form 8-K filing with the SEC relating to the Rights Agreement.

Terry D. Growcock, Manitowoc’s chairman and chief executive officer stated:  “The Board of Directors has considered this matter carefully, especially in view of the increased attention that rights agreements have received in the past few years in the institutional investment community.  The Board believes that a Rights Agreement assists the Board in fulfilling its fiduciary duties to the Company and its shareholders.  Manitowoc has had a Rights Agreement in place since 1986 and believes that it has been well-served by its agreement as evidenced by the value that the Company has delivered to its shareholders since that time.  Since 1986, the stock price of the Company has increased by more than 2,000%.”

In approving the Rights Agreement, the Board noted that the Rights Agreement will not prevent a takeover of the Company, but is intended to help the Board fulfill its fiduciary duties in connection with the consideration of an unsolicited offer.  Additional factors influencing the Board’s decision include:

•                  A Rights Agreement better positions the Board to consider any takeover offer, and thus better positions the Board to protect shareholders if efforts are made to gain control of the Company in a manner that is not in the best interests of the Company and all of its shareholders.

•                  A Rights Agreement helps enable all shareholders to realize the full long-term value of their investment and to provide for fair and equal treatment of all shareholders.

•                  The Rights Agreement was not adopted in response to any known effort to acquire Manitowoc.

•                  Manitowoc has historically (for the past 20 years) had a Rights Agreement.

•                  Manitowoc has several disparate business segments and the impact of a takeover offer on each of those segments must be carefully considered by the Board.

•                  Studies show that a rights agreement enhances rather than harms shareholder value, and that companies with a rights agreement typically are able to extract a higher premium in a takeover than those without a rights agreement.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Company contact:
Steven C. Khail

Director of Investor Relations
& Corporate Communications

Phone:  920-652-1713